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EXHIBIT 10.12

Summary of Benjamin A. Pardo 2013 Compensation

        The Knoll, Inc. compensation committee approved an annual base salary of $265,000 for Benjamin A. Pardo, with a bonus target of $250,000. Mr. Pardo is also entitled to participate in the benefit plans provided by Knoll that are generally available to Knoll employees.

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  EXHIBIT 10.12
Summary of Benjamin A. Pardo 2013 Compensation